FIFTH AMENDMENT TO CREDIT AGREEMENT

This Fifth Amendment and Agreement (“Agreement”) dated as of September 25, 2009 (“Effective Date”) is by and among Belden & Blake Corporation, an Ohio corporation (the "Company”), the Lenders (as defined below), and BNP Paribas, as Administrative Agent (as such term is defined below).

RECITALS

A. The Company, certain subsidiaries of the Company, as Guarantors, the lenders party thereto from time to time (the “Lenders”), and BNP Paribas, as administrative agent for such Lenders (together with its permitted successors in such capacity, the “Administrative Agent”) are parties to the First Amended and Restated Credit and Guaranty Agreement dated as of August 16, 2005, as amended by the First Amendment to Credit Agreement dated as of September 27, 2005, the Second Amendment and Waiver dated as of August 3, 2007, the Third Amendment and Waiver dated as of March 24, 2008, and the Fourth Amendment, Waiver and Agreement dated as of April 9, 2009 (as so amended and as the same may be amended or modified from time to time, the “Credit Agreement”).

B. The Company, the Lenders and the Administrative Agent wish to, subject to the terms and conditions of this Agreement, (1) reduce the Borrowing Base (as defined in the Credit Agreement) to $65,000,000, (2) extend the Revolving Commitment Termination Date (as defined in the Credit Agreement) and the Hedge L/C Commitment Termination Date (as defined in the Credit Agreement) by one year to August 16, 2011, (3) decrease the aggregate amount of the Revolving Commitments (as defined in the Credit Agreement) to $100,000,000, and (4) make certain other amendments to the Credit Agreement.

THEREFORE, the Company, the Administrative Agent, and the Lenders hereby agree as follows:

Section 1. Defined Terms. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings herein assigned. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.

Section 2. Other Definitional Provisions. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 3. Amendments to the Credit Agreement.

(a) Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Applicable Margin,” “Hedge L/C Commitment,” “Hedge L/C Commitment Termination Date,” “Revolving Commitment,” and “Revolving Commitment Termination Date” in their entirety and replacing them with the following corresponding terms:

"Applicable Margin” means:

(a) Other than as set forth in clause (b) below in this definition of “Applicable Margin,” on any date of its determination, a percentage per annum, determined by reference to the Utilization in effect at BNPP’s close of business in New York City on such date for the Type of Loan or the Commitment Fee as set forth below:

		Applicable Margin
	Applicable Margin	for Eurodollar Rate	Applicable Margin
Utilization	for Base Rate Loans	Loans	for Commitment Fees
< 25%	1.00%	2.50%	0.50%
=> 25% < 50%	1.25%	2.75%	0.50%
=> 50% < 75%	1.50%	3.00%	0.50%
=> 75%	1.75%	3.25%	0.50%

(b) On any date of its determination during the period from the Fifth Amendment Effective Date to, and including, the date the Administrative Agent receives the financial statements and corresponding Compliance Certificate reflecting an Interest Coverage Ratio greater than or equal to 2.25 to 1.00, a percentage per annum, determined by reference to the Utilization in effect at BNPP’s close of business in New York City on such date for the Type of Loan or the Commitment Fee as set forth below:

		Applicable Margin
	Applicable Margin	for Eurodollar Rate	Applicable Margin
Utilization	for Base Rate Loans	Loans	for Commitment Fees
< 25%	1.25%	2.75%	0.75%
=> 25% < 50%	1.50%	3.00%	0.75%
=> 50% < 75%	1.75%	3.25%	0.75%
=>75%	2.00%	3.50%	0.75%

As to both clause (a) and (b) above, the Applicable Margin shall increase by 2.00% during any Deficiency Period. Furthermore, in the event that any financial statement or Compliance Certificate delivered to the Administrative Agent reflecting an Interest Coverage Ratio greater than or equal to 2.25 to 1.00 is shown to be inaccurate for any reason (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period, and (iii) the Borrower shall immediately, without further action by the Administrative Agent or any Lender, pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. The preceding sentence shall not limit the rights of the Administrative Agent and Lenders with respect to the default rate of interest as set forth in Section 2.10 or the increase in Applicable Margin during any Deficiency Period. The Borrower’s obligations under the preceding sentence shall survive the termination of the Revolving Commitments and the repayment of all other Obligations hereunder.

"Hedge L/C Commitment” means the commitment of a Lender to acquire participations in Hedge Letters of Credit, and “Hedge L/C Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Hedge L/C Commitment, if any, is the lesser of (a) the amount set forth on Appendix A-2 or in the applicable Assignment Agreement, and (b) such Lender’s Pro Rata Share of the Delivery Amount, as such term is defined in the J. Aron Swap (as amended up to and including the Fifth Amendment Effective Date), in each case, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

"Hedge L/C Commitment Termination Date” means the earliest to occur of (i) August 16, 2011, (ii) the date the Hedge L/C Commitments are permanently reduced to zero pursuant to Section 2.13(b), and (iii) the date of the termination of the Hedge L/C Commitments pursuant to Section 8.1.

"Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Fifth Amendment Effective Date is $100,000,000.

"Revolving Commitment Termination Date” means the earliest to occur of (i) August 16, 2011, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b), and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

(b) Section 1.01 of the Credit Agreement is hereby amended by adding the following new defined term in alphabetical order:

"Fifth Amendment Effective Date” means September 25, 2009.

(c) Appendix A-1 of the Credit Agreement is hereby replaced in its entirety with the Appendix A-1 attached to this Agreement.

(d) Section 6.8(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a) Interest Coverage Ratio. Company shall not permit the Interest Coverage Ratio as of the last day of each Fiscal Quarter, to be less than (i) 1.90 to 1.00 for the Fiscal Quarters ending September 30, 2009 and December 31, 2009, (ii) 2.00 to 1.00 for the Fiscal Quarters ending March 31, 2010 and June 30, 2010, (iii) 2.25 to 1.00 for the Fiscal Quarter ending September 30, 2010, and (iv) 2.50 to 1.00 for each Fiscal Quarter ending on or after December 31, 2010.

(e) Section 6.8(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(b) Leverage Ratio. Company shall not permit, as of each day, the Leverage Ratio for the four Fiscal Quarters for which financial statements have most recently been required to be delivered under this Agreement immediately preceding such day to exceed (i) 5.375 to 1.00 from September 30, 2009 through and including December 31, 2009, (ii) 5.25 to 1.00 from January 1, 2010 through and including March 31, 2010, (iii) 5.00 to 1.00 from April 1, 2010 through and including June 30, 2010, (iv) 4.50 to 1.00 from July 1, 2010 through and including September 30, 2010, and (v) 4.00 to 1.00 thereafter.

Section 4. Borrowing Base. Subject to the terms of this Agreement, the parties hereto agree that, as of the Effective Date, the Borrowing Base shall be equal to $65,000,000 and such Borrowing Base shall remain in effect at such amount until the Borrowing Base is redetermined or reduced in accordance with the Credit Agreement, as amended hereby. The parties hereto agree that the Borrowing Base redetermination set forth in this Section 4 shall be in addition to the Borrowing Base redeterminations provided for in the Credit Agreement.

Section 5. Adjustment Period. Subject to the terms of this Agreement, the parties hereto agree that, as of the Effective Date, the Adjustment Period shall have expired and shall not be reinstated (regardless of any subsequent increases to the Borrowing Base).

Section 6. Company Representations and Warranties. The Company represents and warrants that, after giving effect to this Agreement: (a) the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Credit Documents, are true and correct in all material respects on and as of the Effective Date as if made on as and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date; (b) no Default has occurred and is continuing; (c) the execution, delivery and performance of this Agreement are within the corporate power and authority of the Company and have been duly authorized by appropriate corporate and governing action and proceedings; (d) this Agreement constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; and (f) the Liens under the Security Instruments are valid and subsisting and secure Company’s obligations under the Credit Documents.

Section 7. Conditions to Effectiveness. This Agreement shall become effective on the Effective Date and enforceable against the Company, the Administrative Agent, and the Lenders upon the occurrence of the following conditions precedent:

(a) The Administrative Agent shall have received:

(i) multiple original counterparts, as requested by the Administrative Agent, of this Agreement duly and validly executed and delivered by duly authorized officers of the Company, the Administrative Agent and the Lenders;

(ii) a certificate, dated as of the Effective Date, duly executed and delivered by the Company’s officer as to (A) updated officers’ incumbency since those delivered at the Closing Date, (B) authorizing resolutions for this Agreement, (C) no change in organizational documents since the Closing Date, and (D) governmental approvals, if any, with respect to this Agreement;

(iii) certificates of existence and good standing for the Company in each state in which the Company is organized, which certificate shall be dated a date not sooner than 30 days prior to the Effective Date; and

(iv) such other information, documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) The aggregate outstanding amount of the Total Utilization of Revolving Commitments shall be less than or equal to $65,000,000.

(c) No Default shall have occurred and be continuing as of the Effective Date.

(d) The representations and warranties in this Agreement shall be true and correct in all material respects.

(e) The Company shall have paid all costs and expenses which have been invoiced and are payable pursuant to Section 10.2 of the Credit Agreement.

Section 8. Acknowledgments and Agreements.

(a) The Company acknowledges that on the date hereof all Obligations are payable without defense, offset, counterclaim or recoupment.

(b) The Administrative Agent and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Credit Documents. Nothing in this Agreement shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Credit Documents, (ii) any of the agreements, terms or conditions contained in any of the Credit Documents, (iii) any rights or remedies of the Administrative Agent or any Lender with respect to the Credit Documents, or (iv) the rights of the Administrative Agent or any Lender to collect the full amounts owing to them under the Credit Documents.

(c) Each of the Company, the Administrative Agent and the Lenders does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Company acknowledges and agrees that its liabilities and obligations under the Credit Agreement, as amended hereby, are not impaired in any respect by this Agreement. From and after the Effective Date, all references to the Credit Agreement and the Credit Documents shall mean such Credit Agreement and such Credit Documents as amended by this Agreement.

(d) This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.

Section 9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This Agreement may be executed by facsimile signature and all such signatures shall be effective as originals.

Section 10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 11. Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 12. Governing Law. This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of New York.

Section 13. Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, THE NOTES, AND THE OTHER CREDIT DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature pages follow.]

EXECUTED effective as of the date first above written.

COMPANY:

BELDEN & BLAKE CORPORATION

By: /s/ James M. Vanderhider
Name: James M. Vanderhider
Title: President & Chief Financial Officer

ADMINISTRATIVE AGENT/
LENDER:

BNP PARIBAS,

as Administrative Agent and as Lender

By: /s/ Polly Schott
Name: Polly Schott
Title: Director

By: /s/ Betsy Jocher
Name: Betsy Jocher
Title: Director

LENDER:

JPMORGAN CHASE BANK, N.A.

as Lender

By: /s/ Michael A. Kamauf
Name: Michael A. Kamauf
Title: Vice President

LENDER:

AMEGY BANK NATIONAL ASSOCIATION,

as Lender

By: /s/ W. Bryan Chapman
Name: W. Bryan Chapman
Title: Senior Vice President

APPENDIX A-1
TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share

BNP Paribas	$43,925,233.64	43.9%

JP Morgan	$37,383.177.57	37.4%

Amegy Bank	$18,691,588.79	18.7%

Total	$100,000,000.00	100%